UNITED  STATES

                     SECURITIES  AND  EXCHANGE  COMMISSION

                           WASHINGTON,  D.C.  20549

                                  FORM  15

       Certification  and  Notice  of  Termination  of  Registration  under
          Section  12(g)  of  the  Securities  Exchange  Act  of  1934  or
      Suspension  of  Duty  to  File  Reports  Under  Sections  13  and  15(d)
                  of  the  Securities  Exchange  Act  of  1934.

                                           Commission  File  No.  0-25483

                       WELLSPRING  INVESTMENTS,  INC.
                       -----------------------------
           (Exact  name  of  registrant  as  specified  in  its  charter)

     610  Newport  Center  Drive,  Suite  800,  Newport  Beach,  CA,  92660
                             (949)  719-1977
      ---------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                       Common  Stock,  $0.0001  par  value
                         --------------------------
         (Title  of  each  class  of  securities  covered  by  this  Form)

                                    None
                                    ----
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule  12g-4(a)(1)(i)      [X]        Rule  12h-3(b)(1)(i)      [_]
       Rule  12g-4(a)(1)(ii)     [X]        Rule  12h-3(b)(1)(ii)     [_]
       Rule  12g-4(a)(2)(i)      [_]        Rule  12h-3(b)(2)(i)      [_]
       Rule  12g-4(a)(2)(ii)     [_]        Rule  12h-3(b)(2)(ii)     [_]
                                            Rule  15d-6               [_]

     Approximate number of holders of record as of the certification or notice date: 1

     ----------
     Pursuant to the requirements of the Securities Exchange Act of 1934, Wellspring Investments, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     May  4,  2000            WELLSPRING  INVESTMENTS,  INC.

                                    By:/s/  M.  Richard  Cutler
                                    Name:  M.  Richard  Cutler
                                    Title:  President